--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 FORM 4                                                WASHINGTON, D.C. 20549
--------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    LONGER SUBJECT TO
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940
    INSTRUCTION 1(b).
(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
                                                                                                    Director         X   10% Owner
   RGC International Investors, LDC             Learn2 Corporation (LTWC)                      ----                 ----
---------------------------------------------------------------------------------------------       Officer (give        Other
    (Last)        (First)        (Middle)    3. IRS or Social Security  4. Statement for       ----          title  ---- (specify
c/o Rose Glen Capital Management, L.P.          Number of Reporting        Month/Year                        below)       below)
3 Bala Plaza East, Suite 501                    Person (Voluntary)                            -----------------  ------------------
251 St. Asaphs Road                                                         May 2002
--------------------------------------------   Page 1 of 5              --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original   ___Form filed by One Reporting Person
                                                                           (Month/Year)       _X_Form filed by More than One
  Bala Cynwyd       PA              19004                                                        Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)  5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)          Securities       ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)         Beneficially     Form:       direct
                                                  (Instr. 8)                                Owned at         Direct      Bene-
                                     (Month/                                                End of           (D) or      ficial
                                      Day/     -----------------------------------------    Month            Indirect    Owner-
                                      Year)                             (A)                                  (I)         ship
                                                Code    V     Amount     or     Price       (Instr. 3        (Instr. 4) (Instr. 4)
                                                                        (D)                 and 4)
--------------------------------- --------- --------- -----   ------    ----   --------   --------------- -------------- ----------
Common Stock                       05/01/02     S              4,500     D     $0.0900                           D*
--------------------------------- --------- --------- -----   ------    ----   --------   --------------- -------------- ----------
Common Stock                       05/02/02     S              2,500     D     $0.0900                           D*
--------------------------------- --------- --------- -----   ------    ----   --------   --------------- -------------- ----------
Common Stock                       05/03/02     S              1,500     D     $0.0810                           D*
--------------------------------- --------- --------- -----   ------    ----   --------   --------------- -------------- ----------
Common Stock                       05/06/02     S              2,600     D     $0.0900                           D*
--------------------------------- --------- --------- -----   ------    ----   --------   --------------- -------------- ----------
Common Stock                       05/07/02     S              2,200     D     $0.0900                           D*
--------------------------------- --------- --------- -----   ------    ----   --------   --------------- -------------- ----------
Common Stock                       05/08/02     S              6,000     D     $0.0900                           D*
--------------------------------- --------- --------- -----   ------    ----   --------   --------------- -------------- ----------

--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 FORM 4                                                WASHINGTON, D.C. 20549
--------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    LONGER SUBJECT TO
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940
    INSTRUCTION 1(b).
(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
                                                                                                    Director         X   10% Owner
   RGC International Investors, LDC             Learn2 Corporation (LTWC)                      ----                 ----
---------------------------------------------------------------------------------------------       Officer (give        Other
    (Last)        (First)        (Middle)    3. IRS or Social Security  4. Statement for       ----          title  ---- (specify
c/o Rose Glen Capital Management, L.P.          Number of Reporting        Month/Year                        below)       below)
3 Bala Plaza East, Suite 501                    Person (Voluntary)                            -----------------  ------------------
251 St. Asaphs Road                                                        May 2002
--------------------------------------------   Page 2 of 5              --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original   ___Form filed by One Reporting Person
                                                                           (Month/Year)       _X_Form filed by More than One
  Bala Cynwyd       PA              19004                                                        Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security             2. Trans-  3. Trans-     4. Securities Acquired (A)  5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                       action     action        or Disposed of (D)          Securities       ship        of In-
                                    Date       Code          (Instr. 3, 4 and 5)         Beneficially     Form:       direct
                                               (Instr. 8)                                Owned at         Direct      Bene-
                                   (Month/                                               End of           (D) or      ficial
                                    Day/    ------------------------------------------   Month            Indirect    Owner-
                                    Year)                            (A)                                  (I)         ship
                                              Code     V      Amount  or   Price         (Instr. 3        (Instr. 4) (Instr. 4)
                                                                     (D)                 and 4)
--------------------------------- --------- --------- -----   ------ ---- -------- ------------------ -------------- -------------
Common Stock                       05/09/02     S              1,700  D   $0.0810                            D*
--------------------------------- --------- --------- -----   ------ ---- -------- ------------------ -------------- -------------
Common Stock                       05/13/02     S              1,800  D   $0.0800                            D*
--------------------------------- --------- --------- -----   ------ ---- -------- ------------------ -------------- -------------
Common Stock                       05/14/02     S              2,000  D   $0.0800                            D*
--------------------------------- --------- --------- -----   ------ ---- -------- ------------------ -------------- -------------
Common Stock                       05/15/02     S              6,700  D   $0.0800                            D*
--------------------------------- --------- --------- -----   ------ ---- -------- ------------------ -------------- -------------
Common Stock                       05/16/02     S              5,000  D   $0.0800                            D*
--------------------------------- --------- --------- -----   ------ ---- -------- ------------------ -------------- -------------
Common Stock                       05/17/02     S              3,000  D   $0.0800                            D*
--------------------------------- --------- --------- -----   ------ ---- -------- ------------------ -------------- -------------
Common Stock                       05/20/02     S              1,300  D   $0.0700                            D*
--------------------------------- --------- --------- -----   ------ ---- -------- ------------------ -------------- -------------
Common Stock                       05/21/02     S              2,000  D   $0.0700                            D*
--------------------------------- --------- --------- -----   ------ ---- -------- ------------------ -------------- -------------

--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 FORM 4                                                WASHINGTON, D.C. 20549
--------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    LONGER SUBJECT TO
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940
    INSTRUCTION 1(b).
(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
                                                                                                    Director         X   10% Owner
   RGC International Investors, LDC             Learn2 Corporation (LTWC)                      ----                 ----
---------------------------------------------------------------------------------------------       Officer (give        Other
    (Last)        (First)        (Middle)    3. IRS or Social Security  4. Statement for       ----          title  ---- (specify
c/o Rose Glen Capital Management, L.P.          Number of Reporting        Month/Year                        below)       below)
3 Bala Plaza East, Suite 501                    Person (Voluntary)                            -----------------  ------------------
251 St. Asaphs Road                                                        May 2002
--------------------------------------------   Page 3 of 5              --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original   ___Form filed by One Reporting Person
                                                                           (Month/Year)       _X_Form filed by More than One
  Bala Cynwyd       PA              19004                                                        Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------

1. Title of Security             2. Trans-  3. Trans-     4. Securities Acquired (A)  5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                       action     action        or Disposed of (D)          Securities       ship        of In-
                                    Date       Code          (Instr. 3, 4 and 5)         Beneficially     Form:       direct
                                               (Instr. 8)                                Owned at         Direct      Bene-
                                   (Month/                                               End of           (D) or      ficial
                                    Day/    ------------------------------------------   Month            Indirect    Owner-
                                    Year)                            (A)                                  (I)         ship
                                              Code     V      Amount  or   Price         (Instr. 3        (Instr. 4) (Instr. 4)
                                                                     (D)                 and 4)
--------------------------------- --------- --------- -----   ------ ---- -------- --------------- -------------- -------------
Common Stock                       05/22/02     S              6,500  D   $0.0700                         D*
--------------------------------- --------- --------- -----   ------ ---- -------- --------------- -------------- -------------
Common Stock                       05/23/02     S             38,000  D   $0.1100                         D*
--------------------------------- --------- --------- -----   ------ ---- -------- --------------- -------------- -------------
Common Stock                       05/24/02     S             15,000  D   $0.0900                         D*
--------------------------------- --------- --------- -----   ------ ---- -------- --------------- -------------- -------------
Common Stock                       05/28/02     S             39,000  D   $0.0977                         D*
--------------------------------- --------- --------- -----   ------ ---- -------- --------------- -------------- -------------
Common Stock                       05/29/02     S             10,000  D   $0.1000                         D*
--------------------------------- --------- --------- -----   ------ ---- -------- --------------- -------------- -------------
Common Stock                       05/30/02     S              2,000  D   $0.0900                         D*
--------------------------------- --------- --------- -----   ------ ---- -------- --------------- -------------- -------------
Common Stock                       05/31/02     S             11,500  D   $0.0800     12,282,923          D*
--------------------------------- --------- --------- -----   ------ ---- -------- --------------- -------------- -------------


FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security     2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action      tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date        (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/                    posed of (D)             (Month/Day/
                                       Deriv-       Day/                      (Instr. 3, 4, and 5)     Year)
                                       ative        Year)
                                       Security

                                                                                                    --------------------

                                                                                                     Date      Expira-
                                                             --------------------------------------  Exer-     tion
                                                                                                     cisable   Date
                                                              Code    V        (A)        (D)
------------------------------------------------------------------------------------------------------------------------
NONE
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------
7. Title and Amount of Under-       8. Price   9. Number     10. Owner-     11. Nature
   lying Securities                    of         of Deriv-      ship           of In-
   (Instr. 3 and 4)                    Deriv-     ative          Form           direct
                                       ative      Securi-        of De-         Bene-
                                       Secur-     ties           rivative       ficial
                                       ity        Bene-          Secu-          Own-
                                       (Instr.    ficially       rity:          ership
                                       5)         Owned          Direct         (Instr. 4)
                                                  at End         (D) or
                     Amount or                    of             Indi-
       Title         Number of                    Month          rect (I)
                     Shares                       (Instr. 4)     (Instr. 4)
------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------


Explanation of Responses:

* The Common Stock is owned directly by RGC International Investors, LDC ("RGC"), a private investment fund. Rose Glen Capital Management, L.P. ("Rose Glen") is the investment manager of RGC. RGC General Partner Corp. ("Partner") is the general partner of Rose Glen. Rose Glen and Partner disclaim beneficial ownership of the Common Stock, except to the extent of their pecuniary interest.


**   Intentional misstatements or omissions of facts constitute Federal Criminal
Violations.



                       /S/ GARY S. KAMINSKY                       JUNE  20, 2002
                   ---------------------------------------------- --------------
                   **Signature of Reporting Person                     Date
                   RGC International Investors, LDC
                     By:  Rose Glen Capital Management, L.P.
                       By:  RGC General Partner Corp.
                         By:  Gary S. Kaminsky, Managing Director


Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

 Additional Filing Persons:               Nature of Ownership:

 Rose Glen Capital Management, L.P.       Indirect *
 3 Bala Plaza East, Suite 501
 251 St. Asaphs Road
 Bala Cynwyd, PA  19004

 RGC General Partner Corp.                Indirect *
 3 Bala Plaza East, Suite 501
 251 St. Asaphs Road
 Bala Cynwyd, PA  19004

 Designated Filer:                        RGC International Investors, LDC
 Issuer and Trading Symbol:               Learn2 Corporation; LTWC



 Signatures

 /S/ GARY S. KAMINSKY                     /S/ GARY S. KAMINSKY
 -----------------------------------      -----------------------------------
 Rose Glen Capital Management, L.P.       RGC General Partner Corp.
   By:  RGC General Partner Corp.         By:    Gary S. Kaminsky
          By:      Gary S. Kaminsky              Managing Director
                   Managing Director